EXHIBIT 2.2



                      AGREEMENT AND PLAN OF SHARE EXCHANGE


     This AGREEMENT AND PLAN OF SHARE EXCHANGE (the "Agreement") is made as of the --- day of April, 1999 by and between Eriko Internet Inc., a Washington corporation ("Eriko") and Digital Sign Corporation, a Delaware corporation ("Digital") (collectively, the "Constituent Corporations") with reference to the following facts:

     A. Digital wishes to acquire the entire issued and outstanding share capital of Eriko and Eriko wishes to become the wholly owned subsidiary of Digital.

     B. Each of the Constituent Corporations has, subject, in the case of Eriko, to approval by its shareholders, adopted the plan of share exchange embodied in this Agreement.

     C. The share  exchange  is intended  to qualify as a  reorganization  under
Section 368(a)(1)(B) of the Internal Revenue Code (the "Code").

     NOW, THEREFORE, the Constituent Corporations do hereby agree to the share exchange, on the terms and conditions herein provided, as follows:


     1. On the Effective Date, by virtue of the share exchange and without any action on the part of the holders thereof, each then outstanding share of common stock of Eriko shall be exchanged for four (4) shares of common stock to be issued by Digital.

     2. The "Effective Date" of the share exchange shall be, and such term as used herein shall mean, 5:00 p.m., Seattle, Washington time, on the day on which the Articles of Share Exchange in substantially the form attached hereto as Exhibit A are filed in the office of the Secretary of State of the state of Washington, after satisfaction of the requirements of applicable laws of the state's prerequisites to such filings.

     3. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the share exchange abandoned:

          (a) Upon written notice at any time prior to the Effective Date by mutual consent of the Constituent Corporations;

          (b) If holders of at least a majority of the outstanding shares of common stock of a Constituent Corporation shall not vote in favor of the share exchange; or

          (c) If there exists a suit, action, or other proceeding commenced, pending or threatened, before any court or other governmental agency of the federal or state government, in which it is sought to restrain, prohibit or otherwise adversely affect the consummation of the share exchange contemplated hereby.

     4. Notwithstanding anything contained in this Agreement, this Agreement may be amended or modified in writing at any time prior to the Effective Date; provided that, an amendment made subsequent to the adoption of this Agreement by the shareholders of a Constituent Corporation shall not: (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of the Constituent Corporations; (2) alter or change any term of the Articles of Incorporation of a Constituent Corporation; or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series thereof of the Constituent Corporations; provided, however, the Constituent Corporations may by agreement in writing extend the time for performance of, or waive compliance with, the conditions or agreements set forth herein.

     5. In exercising their rights under Sections 4. or 5., each of the Constituent Corporations may act by its Board of Directors, and such rights may be so exercised, notwithstanding the prior approval of this Agreement by the shareholders of a Constituent Corporation.

     6. Each of the Constituent Corporations shall (A) keep its records and file in connection with its federal and state income tax returns all such information as may be required by Treas. Reg. Section 1.368-3; (B) for federal and state income tax purposes report the share exchange as qualifying as a reorganization under Section 368(a)(1)(B) of the Code; (C) refrain from taking any position in connection with its federal or any state income tax liability that would be inconsistent with such qualification; and (D) comply with all the requirements of Section 368(a)(1)(B) applicable to such corporation.


                                  ERIKO INTERNET INC., a Washington corporation


                                  By: /s/ Cameron Woodbridge
                                      ------------------------------------------

                                  Its: President
                                      -----------------------------------------


                                  DIGITAL SIGN CORPORATION, a Delaware
                                    corporation

                                  By: Barbra Paul
                                      ------------------------------------------

                                  Its: President
                                      -----------------------------------------

                                    EXHIBIT A



                           ARTICLES OF SHARE EXCHANGE

                                     between

                            DIGITAL SIGN CORPORATION
                             a Delaware corporation

                                       and


                               ERIKO INTERNET INC.
                            a Washington corporation


                        In accordance with RCW 23B.11.050



The undersigned, Barbra Paul, being the President of Digital Sign Corporation, a Delaware corporation, ("Digital") and Cameron Woodbridge, being the President of Eriko Internet Inc., a Washington corporation, ("Eriko"), DO HEREBY CERTIFY as follows:

     (1) The constituent corporations in the share exchange (the "Exchange") are Digital Sign Corporation, a Delaware corporation, and Eriko Internet Inc, a Washington corporation;

     (2) An Agreement and Plan of Share Exchange dated as of April 5, 1999 (the "Share Exchange Agreement") has been approved, adopted, and executed by each of the constituent corporations in accordance with RCW 23B.11.010 et seq. The Share Exchange Agreement is attached hereto as Exhibit A and incorporated herein by reference;

     (3) The Exchange was duly approved by the shareholders of Eriko in accordance with Section 23B.011.030 of the Washington Business Corporation Act. The shareholders of Digital are not required to approve the Exchange.

     The Exchange shall become effective on the date on which these Articles of Share Exchange are filed by the Secretary of State of the state of Washington.

     IN WITNESS WHEREOF, the parties hereto have caused these Articles of Share Exchange to be duly executed as of this 5th day of April, 1999.

                                  ERIKO INTERNET INC., a Washington corporation


                                  By: /s/ Cameron Woodbridge
                                      ------------------------------------------

                                  Its: President
                                      -----------------------------------------


                                  DIGITAL SIGN CORPORATION, a Delaware
                                    corporation

                                  By: Barbra Paul
                                      ------------------------------------------

                                  Its: President
                                      -----------------------------------------